Exhibit 99.1

Pzena Investment Management, Inc. Names Gregory S. Martin Chief Financial Officer

NEW YORK--(BUSINESS WIRE)--March 17, 2009--Pzena Investment Management, Inc. (NYSE: PZN) today announced that its Board of Directors has named Gregory S. Martin to the position of Chief Financial Officer, effective May 1, 2009. Mr. Martin has served as the Company’s Director of Finance and Accounting since starting with the Company in March 2005. Before joining the Company, Mr. Martin served as Director of Finance at DoubleClick Inc., from 2000 to 2005. Prior to this, Mr. Martin worked as a manager in the Global Capital Markets practice of PricewaterhouseCoopers, LLP. Mr. Martin received his Master’s of Business Administration from Cornell University in 1997 and his Bachelor of Arts from Bucknell University in 1993. Mr. Martin is a Certified Public Accountant.

Wayne A. Palladino, the Company’s current Chief Financial Officer, will remain with the Company in his current role as Director of Client and Portfolio Services, a position he has held since joining the Company in June 2002.

Richard S. Pzena, Chief Executive Officer, said, “We are delighted to be promoting Greg Martin to this position. His experience within the firm over the past four years and his skill sets are well suited to the role. We are grateful to Wayne Palladino for his outstanding service as our Chief Financial Officer over the past two years. Greg and Wayne have obviously worked very closely in the past, and will continue to do so as the role is transitioned.”

CONTACT:
Pzena Investment Management, Inc.
Wayne Palladino, 212-355-1600
palladino@pzena.com